                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*

                                  HearMe, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   62473C10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [_] Rule 13d-1(b)

   [_] Rule 13d-1(c)

   [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                  Page 1 of 31
                      Exhibit Index Contained on Page 29

-------------------------                                 ----------------------
  CUSIP NO. 62473C10 1               13G                    Page 2 of 31 Pages
-------------------------                                 ----------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS


      Accel IV L.P. ("A4")
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
                          2,619,379 shares, except that Accel IV Associates L.P.
                          ("A4A"), the general partner of A4, may be deemed to
     NUMBER OF            have sole voting power with respect to such shares and
                          W. Breyer ("Breyer"), Luke B. Evnin ("Evnin"), Eugene
      SHARES              D. Hill, III ("Hill"), Paul H. Klingenstein
                          ("Klingenstein"), Arthur C. Patterson ("Patterson"),
   BENEFICIALLY           G. Carter Sednaoui ("Sednaoui"), James R. Swartz
                          ("Swartz"), and Swartz Family Partnership L.P. ("SFP")
     OWNED BY             the general partners of A4A, may be deemed to have
                          shared voting power with respect to such shares.
       EACH        -----------------------------------------------------------
                          SHARED VOTING POWER
    REPORTING        6.

      PERSON              See response to row 5.
                   -----------------------------------------------------------
       WITH               SOLE DISPOSITIVE POWER
                     7.
                          2,619,379 shares, except that A4A, the general
                          partner of A4, may be deemed to have sole dispositive
                          power with respect to such shares and Breyer, Evnin,
                          Hill, Klingenstein, Patterson, Sednaoui, Swartz, and
                          SFP, the general partners of A4A, may be deemed to
                          have shared dispositive power with respect to such
                          shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,619,379
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      9.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

                   *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                             -----------------------
  CUSIP NO. 62473C10 1                 13G                 Page 3 of 31 Pages
----------------------------                             -----------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS


      Accel Keiretsu L.P. ("AK")
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
                          54,332 shares, except that Accel Partners & Co., Inc.
                          ("AP&C"), the general partner of AK may be deemed
     NUMBER OF            to have sole voting power with respect to such shares
                          and James W. Breyer ("Breyer"), Arthur C. Patterson
     SHARES               ("Patterson"), G. Carter Sednaoui ("Sednaoui"), James
                          R. Swartz ("Swartz"), the officers of AP&C, may be
   BENEFICIALLY           deemed to have shared voting powers with respect to
                          such shares.
     OWNED BY     -----------------------------------------------------------
                          SHARED VOTING POWER
       EACH          6.

    REPORTING             See response to row 5.
                   -----------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER
                     7.
       WITH               54,332 shares, except that AP&C, the general partner
                          of AK may be deemed to have sole dispositive power
                          with respect to such shares and Breyer, Patterson,
                          Sednaoui and Swartz, the officers of AP&C, may be
                          deemed to have shared dispositive powers with respect
                          to such shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      54,332
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------                   -----------------------
  CUSIP NO. 62473C101                       13G          Page 4 of 31 Pages
------------------------------------                   -----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Accel Investors '94 L.P. ("AI94")
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
                          105,803 shares, except that James W. Breyer
                          ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill,
                          III ("Hill"), Paul H. Klingenstein ("Klingenstein"),
                          Arthur C. Patterson ("Patterson"), G. Carter Sednaoui
    NUMBER OF             ("Sednaoui"), James R. Swartz ("Swartz"), the general
                          partners of AI94, may be deemed to have shared voting
     SHARES               power with respect to such shares.

   BENEFICIALLY    -----------------------------------------------------------
                          SHARED VOTING POWER
     OWNED BY        6.

      EACH
                          See response to row 5.
    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
     PERSON          7.
                          105,803 shares, except that Breyer, Evnin Hill,
      WITH Klingenstein, Patterson, Sednaoui and Swartz, the general partners of AI94, may be deemed to have shared dispositive power with respect to such shares.
                    -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      105,803
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------                   -----------------------
  CUSIP NO. 62473C101                       13G          Page 5 of 31 Pages
------------------------------------                   -----------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Ellmore C. Patterson Partners  ("ECPP")
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
       NUMBER OF          62,909 shares. Arthur C. Patterson ("Patterson") is
                          the general partner of ECPP and may be deemed to have
        SHARES            sole voting power with respect to such shares.
                    -----------------------------------------------------------
      BENEFICIALLY        SHARED VOTING POWER
                     6.
        OWNED BY
                          0 shares.
         EACH       ----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       REPORTING     7.
                          62,909 shares. Patterson is the general partner of
        PERSON            ECPP and may be deemed to have sole dispositive power
                          with respect to such shares.
         WITH       ----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          0 shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      62,909
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                       -------------------------
  CUSIP NO. 67473C101                    13G               Page 6 of 31 Pages
--------------------------------                       -------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      ACP Family Partnership L.P.  ("ACPFP")
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      California
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

                          0 shares.
                   -----------------------------------------------------------
                          SHARED VOTING POWER

                     6.   8,512 shares, of which 7,510 are directly owned by
                          Accel V L.P. ("A5") and 1,002 are directly owned by
                          Accel Internet/Strategic Technology Fund L.P.
                          ("AISTF"). ACPFP is a managing member of Accel V
                          Associates L.L.C. ("A5A"), the general partner of A5,
                          and a managing member of Accel Internet/Strategic
     NUMBER OF            Technology Fund Associates L.L.C. ("AISTFA"), the
                          general partner of AISTF, and may be deemed to have
      SHARES              shared power to vote these shares.

   BENEFICIALLY    -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      EACH           7.

    REPORTING             0 shares.
                   -----------------------------------------------------------
     PERSON               SHARED DISPOSITIVE POWER

      WITH           8.   8,512 shares, of which 7,510 are directly owned by A5
                          and 1,002 are directly owned by AISTF. ACPFP is a managing member of A5A, the general partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared power to dispose of these shares.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      8,512
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                        [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                       -------------------------
  CUSIP NO. 67473C101                    13G               Page 7 of 31 Pages
--------------------------------                       -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Swartz Family Partnership L.P. ("SFP")
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.

                          0 shares
                   -----------------------------------------------------------
                          SHARED VOTING POWER

                     6.   2,627,891 shares, of which 2,619,379 are shares
                          directly owned by Accel IV L.P. ("A4"), 7,510 are
                          directly owned by Accel V L.P. ("A5") and 1,002 are
                          directly owned by Accel Internet/Strategic Technology
                          Fund L.P. ("AISTF"). SFP is a general partner of Accel
                          IV Associates L.P. ("A4A"), the general partner of A4,
                          a managing member of Accel V Associates L.L.C.
    NUMBER OF             ("A5A"), the general partner of A5 and a managing
                          member of Accel Internet/Strategic Technology Fund
     SHARES               Associates L.L.C. ("AISTFA"), the general partner of
                          AISTF and may be deemed to have shared voting power
  BENEFICIALLY            with respect to such shares.

    OWNED BY       -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
     EACH            7.

   REPORTING              0 shares
                   -----------------------------------------------------------
    PERSON                SHARED DISPOSITIVE POWER

     WITH            8.   2,627,891 shares, of which 2,619,379 are shares
                          directly owned by A4, 7,510 are directly owned by A5 and 1,002 are directly owned by AISTF. SFP is a general partner of A4A, the general partner of A4 , a managing member of A5A, the general partner of A5 and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared dispositive power with respect to such shares.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,627,891
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      9.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                      --------------------------
  CUSIP NO. 62473C10 1                   13 G              Page 8 of 31 Pages
--------------------------------                      --------------------------


--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Accel IV Associates L.P. ("A4A")
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3.


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
                          2,619,379 shares, all of which are directly owned by
                          Accel IV L.P. ("A4"). A4A, the general partner of A4,
     NUMBER OF            may be deemed to have sole voting power with respect
                          to such shares and James W. Breyer ("Breyer"), Luke
      SHARES              B. Evnin ("Evnin"), Eugene D. Hill, III ("Hill"),
                          Paul H. Klingenstein ("Klingenstein"), Arthur C.
   BENEFICIALLY           Patterson ("Patterson"), G. Carter Sednaoui
                          ("Sednaoui"), James R. Swartz ("Swartz"), and Swartz
     OWNED BY             Family Partnership L.P. ("SFP"), the general partners
                          of A4A, may be deemed to have shared voting power with
      EACH                respect to such shares.
                   -------------------------------------------------------------
    REPORTING             SHARED VOTING POWER
                     6.
     PERSON
                          See response to row 5.
      WITH         -------------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7.
                          2,619,379 shares, all of which are directly owned by
                          A4. A4A, the general partner of A4, may be deemed to
                          have sole dispositive power with respect to such
                          shares and Breyer, Evnin, Hill, Klingenstein,
                          Patterson, Sednaoui, Swartz, and SFP, the general
                          partners of A4A, may be deemed to have shared
                          dispositive power with respect to such shares.
                   -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See response to row 7.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,619,379
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      9.1%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
--------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------                      --------------------------
  CUSIP NO. 62473C10 1                   13 G              Page 9 of 31 Pages
--------------------------------                      --------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Accel Partners & Co. Inc. (AP&C)
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3.


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER

                     5.
                          54,332 shares, all of are directly owned by Accel
      NUMBER OF           Keiretsu L.P. ("AK"). AP&C, the general partner of
                          AK, may be deemed to have sole power to vote these
       SHARES             shares, and James W. Breyer ("Breyer"), Arthur C.
                          Patterson ("Patterson"), G. Carter Sednaoui
    BENEFICIALLY          ("Sednaoui") and James R. Swartz ("Swartz"), the
                          officers of AP&C, may be deemed to have shared power
      OWNED BY            to vote these shares.
                   -------------------------------------------------------------
        EACH              SHARED VOTING POWER
                     6.
      REPORTING
                          See response to row 5.
       PERSON      -------------------------------------------------------------
                          SOLE DISPOSITIVE POWER
        WITH
                     7.
                          54,332 shares, all of which are directly owned by AK.
                          AP&C, the general partner of AK, may be deemed to have
                          sole power to dispose of these shares, and Breyer,
                          Patterson, Sednaoui and Swartz, the officers of AP&C,
                          may be deemed to have shared power to dispose of these
                          shares.
                   -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      54,332
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      CO
------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                     -------------------------
  CUSIP NO. 62473C10 1                    13 G            Page 10 of 31 Pages
----------------------------------                     -------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Accel Investors '99 (C) L.P. ("AI99C")
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3.


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
    NUMBER OF             54,437 shares, except that James W. Breyer ("Breyer"),
                          Arthur C. Patterson ("Patterson"), G. Carter Sednaoui
      SHARES              ("Sednaoui") and J. Peter Wagner ("Wagner"), the
                          general partners of AI99C, may be deemed to have
   BENEFICIALLY           shared voting power with respect to such shares.

     OWNED BY      -------------------------------------------------------------
                          SHARED VOTING POWER
       EACH          6.

    REPORTING             See response to row 5.
                   -------------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER
                     7.
       WITH               54,437 shares, except that Breyer, Patterson, Sednaoui
                          and Wagner, the general partners of AI99C, may be deemed to have shared dispositive power with respect to such shares.

                   -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See response to row 7.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      54,437
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.2%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
--------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                       -----------------------
  CUSIP NO. 62473C10 1                     13 G            Page 11 of 31 Pages
----------------------------------                       -----------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Accel V L.P. ("A5")
      Tax ID Number:
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3.


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            7,510 shares, except that Accel V Associates L.L.C.
                          ("A5A"), the general partner of A5, may be deemed to
      SHARES              have sole power to vote these shares, and ACP Family
                          Partnership L.P. ("ACPFP"), Swartz Family Partnership
   BENEFICIALLY           L.P. ("SFP"), James W. Breyer ("Breyer"), Luke B.
                          Evnin ("Evnin"), Eugene D. Hill, III ("Hill"), Arthur
     OWNED BY             C. Patterson ("Patterson"), G. Carter Sednaoui
                          ("Sednaoui"), James R. Swartz ("Swartz") and J. Peter
       EACH               Wagner ("Wagner"), the managing members of A5A, may be
                          deemed to have shared power to vote these shares.
    REPORTING
                   -------------------------------------------------------------
      PERSON              SHARED VOTING POWER
                     6.
       WITH
                          See response to row 5.
                   -------------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7.
                          7,510 shares, except that A5A, the general partner of A5, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill,
                          Patterson, Sednaoui, Swartz and Wagner, the managing members of A5A, may be deemed to have shared power to dispose of these shares.

                   -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See response to row 7.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      7,510
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
--------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                    -------------------------
  CUSIP NO.62473C10 1                  13G            Page 12 of 31 Pages
------------------------------                    -------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Accel V Associates L.L.C. ("A5A")
        Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER

                     5.   7,510 shares, all of which are directly owned by Accel
                          V L.P. ("A5"). Accel V Associates L.L.C. ("A5A"), the
                          general partner of A5, may be deemed to have sole
                          power to vote these shares, and ACP Family
                          Partnership L.P. ("ACPFP"), Swartz Family Partnership-
                          L.P. ("SFP"), James W. Breyer ("Breyer"), Luke B.
                          Evnin ("Evnin"), Eugene D. Hill, III ("Hill"), Arthur
                          C. Patterson ("Patterson"), G. Carter Sednaoui
  NUMBER OF               ("Sednaoui"), James R. Swartz ("Swartz") and J. Peter
                          Wagner ("Wagner"), the managing members of A5A, may be
   SHARES                 deemed to have shared power to vote these shares.
                   -----------------------------------------------------------
BENEFICIALLY              SHARED VOTING POWER
                     6.
  OWNED BY
                          See response to row 5.
    EACH           -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
 REPORTING           7.

   PERSON                 7,510 shares, all of which are directly owned by A5.
                          A5A, the general partner of A5, may be deemed to have
    WITH sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of A5A, may be deemed to have shared power to dispose of these shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      7,510
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      OO
------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                     --------------------------
  CUSIP NO. 62473C10 1                13 G             Page 13 of 31 Pages
-------------------------------                     -------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Accel Internet/Strategic Technology Fund L.P. ("AISTF")
        Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
                          1,002 shares, except that Accel Internet/Strategic
                          Technology Fund Associates L.L.C. ("AISTFA"), the
                          general partner of AISTF, may be deemed to have sole
                          power to vote these shares, and ACP Family Partnership
                          L.P. ("ACPFP"), Swartz Family Partnership L.P.
                          ("SFP"), James W. Breyer ("Breyer"), Luke B. Evnin
                          ("Evnin"), Eugene D. Hill, III ("Hill"), Arthur C.
     NUMBER OF            Patterson ("Patterson"), G. Carter Sednaoui
                          ("Sednaoui"), James R. Swartz ("Swartz") and J. Peter
      SHARES              Wagner ("Wagner"), the managing members of AISTFA, may
                          be deemed to have shared power to vote these shares.
   BENEFICIALLY
                     ---------------------------------------------------------
     OWNED BY             SHARED VOTING POWER
                     6.
       EACH               See response to row 5.
                     ---------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER
                     7.
      PERSON
                          1,002 shares, except that AISTFA, the general partner
       WITH               of AISTF, may be deemed to have sole power to dispose
                          of these shares, and ACPFP, SFP, Breyer, Evnin, Hill,
                          Patterson, Sednaoui, Swartz and Wagner, the managing
                          members of AISTFA, may be deemed to have shared power
                          to dispose of these shares.
                     --------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See response to row 7.
-----------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,002
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------
                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                  -------------------------
  CUSIP NO.  62473C10 1              13 G          Page 14 of 31 Pages
------------------------------                  -------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

      Accel Internet/Strategic Technology Fund Associates L.L.C. ("AISTFA") Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

    Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
                          1,002 shares, all of which owned by Accel Internet/
                          Strategic Technology Fund L.P. ("AISTF"). AISTFA, the
                          general partner of AISTF, may be deemed to have
                          sole power to vote these shares, and ACP Family
                          Partnership L.P. ("ACPFP"), Swartz Family Partnership
                          L.P. ("SFP"), James W. Breyer ("Breyer"), Luke B.
                          Evnin ("Evnin"), Eugene D. Hill, III ("Hill"), Arthur
     NUMBER OF            C. Patterson ("Patterson"), G. Carter Sednaoui
                          ("Sednaoui"), James R. Swartz ("Swartz") and J. Peter
      SHARES              Wagner ("Wagner"), the managing members of AISTFA, may
                          be deemed to have shared power to vote these shares.
   BENEFICIALLY
                     ---------------------------------------------------------
     OWNED BY        6.   SHARED VOTING POWER

       EACH               See response to row 5.
                     ---------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER
                     7.
      PERSON
                          1,002 shares, all of which are directly owned by
       WITH               AISTF. AISTFA, the general partner of AISTF, may be
                          deemed to have sole power to dispose of these shares,
                          and ACPFP, SFP, Breyer, Evnin, Hill, Patterson,
                          Sednaoui, Swartz and Wagner, the managing members of
                          AISTFA, may be deemed to have shared power to dispose
                          of these shares.
                     ---------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,002
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      OO
------------------------------------------------------------------------------
                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                    ------------------------
  CUSIP NO.  62473C10 1              13 G           Page 15 of 31 Page
-----------------------------                    ------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

        Accel Investors '96(B) L.P. ("AI96B")
        Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                   5.
                          4,256 shares, except that the Swartz Family
                          Partnership L.P. ("SFP"), James W. Breyer ("Breyer"),
                          Arthur C. Patterson ("Patterson"), G. Carter Sednaoui
  NUMBER OF               ("Sednaoui") and James R. Swartz ("Swartz"), the
                          general partners of AI96B, may be deemed to have
    SHARES                shared power to vote these shares.
                   -----------------------------------------------------------
 BENEFICIALLY        6.
                          SHARED VOTING POWER
   OWNED BY
                          See response to row 5.
     EACH          -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
  REPORTING          7.
                          4,256 shares, except that SFP, Breyer, Patterson,
    PERSON                Sednaoui and Swartz, the general partners of AI96B,
                          may be deemed to have shared power to dispose of these
     WITH                 shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      4,256
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------
                     * SEE INTRUCTIONS BEFORE FILLING OUT!

------------------------------                      --------------------------
  CUSIP NO. 62473C10 1                13G                Page 16 of 31 Pages
------------------------------                      --------------------------


------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      James W. Breyer ("Breyer")
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
 3    SEC USE ONLY



------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      U.S. Citizen
------------------------------------------------------------------------------
     NUMBER OF       5    SOLE VOTING POWER

      SHARES              0 shares.
                   -----------------------------------------------------------
   BENEFICIALLY      6    SHARED VOTING POWER

     OWNED BY             2,846,719 shares, of which 2,619,379 are shares
                          directly owned by Accel IV L.P. ("A4"), 54,332 are
       EACH               shares directly owned by Accel Keiretsu L.P. ("AK"),
                          54,437 are shares directly owned by Accel Investors
    REPORTING             `99(C) L.P. ("AI99C"), 105,803 are shares directly
                          owned by Accel Investors '94 L.P. ("AI94"), 7,510 are
     PERSON               shares directly owned by Accel V L.P. ("A5"), 1,002
                          are shares directly owned by Accel Internet/Strategic
      WITH                Technology Fund L.P. ("AISTF") and 4,256 are shares
                          directly owned by Accel Investors `96(B) L.P.
                          ("AI96B"). Breyer is a general partner of Accel IV
                          Associates L.P. ("A4A"), the general partner of A4, an officer of Accel Partners & Co., Inc. ("AP&C"), the general partner of AK, a general partner of AI99C, a general partner of AI94, a managing member of Accel V
                          Associates L.L.C. ("A5A"), the general partner of A5, a managing member of Accel Internet/Strategic
                          Technology Fund Associates L.L.C. ("AISTFA"), the general partner of AISTF and a general partner of AI96B and may be deemed to have shared voting power with respect to such shares.

                   -----------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER

                          0 shares.
                   -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          2,846,719 shares, of which 2,619,379 are shares directly owned by A4, 54,332 are shares directly owned by AK, 54,437 are shares directly owned by AI99C, 105,803 are shares directly owned by AI94, 7,510 are shares directly owned by A5, 1,002 are shares directly owned by AISTF and 4,256 are shares directly owned by AI96B. Breyer is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI99C, a general partner of AI94, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF and a general partner of AI96B and may be deemed to have shared dispositive power with respect to such shares.

------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,846,719
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.8%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                      --------------------------
  CUSIP NO. 62473C10 1                13G                Page 17 of 31 Pages
------------------------------                      --------------------------


------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Luke B. Evnin ("Evnin")
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
 3    SEC USE ONLY



------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      U.S. Citizen
------------------------------------------------------------------------------
     NUMBER OF       5    SOLE VOTING POWER

      SHARES              0 shares.
                   -----------------------------------------------------------
   BENEFICIALLY      6    SHARED VOTING POWER

     OWNED BY             2,733,694 shares, of which 2,619,379 are shares
                          directly owned by Accel IV L.P. ("A4"), 105,803 are
       EACH               shares directly owned by Accel Investors '94 L.P.
                          ("AI94"), 7,510 are shares directly owned by Accel V
    REPORTING             L.P. ("A5") and 1,002 are shares directly owned by
                          Accel Internet/Strategic Technology Fund L.P.
     PERSON               ("AISTF"). Evnin is a general partner of Accel IV
                          Associates L.P. ("A4A"), the general partner of A4, a
      WITH                general partner of AI94, a managing member of Accel V
                          Associates L.L.C. ("A5A"), the general partner of A5,
                          and a managing member of Accel Internet/Strategic
                          Technology Fund Associates L.L.C. ("AISTFA"), the
                          general partner of AISTF, and may be deemed to have
                          shared voting power with respect to such shares.
                   -----------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER


                          0 shares.
                   -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          2,733,694 shares, of which 2,619,379 are shares directly owned by A4, 105,803 are shares directly owned by AI94, 7,510 are shares directly owned by A5 and 1,002 are shares directly owned by AISTF. Evnin is a general partner of A4A, the general partner of A4, a general partner of AI94, a managing member of A5A, the general partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared dispositive power with respect to such shares.
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,733,694
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.5%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                             -------------------------
  CUSIP NO. 62473C10 1                13 G              Page 18 of 31 Pages
------------------------                             -------------------------


------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS


      Eugene D. Hill, ("Hill")
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION


      U.S. Citizen
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER


                          0 shares.
                   -----------------------------------------------------------
                     6.   SHARED VOTING POWER

                          2,733,694 shares, of which 2,619,379 are shares
                          directly owned by Accel IV L.P. ("A4"), 105,803 are
                          shares directly owned by Accel Investors '94 L.P.
                          ("AI94"), 7,510 are shares directly owned by Accel V
                          L.P. ("A5") and 1,002 are shares directly owned by
                          Accel Internet/Strategic Technology Fund L.P.
                          ("AISTF"). Hill is a general partner of Accel IV
                          Associates L.P. ("A4A"), the general partner of A4, a
                          general partner of AI94, a managing member of Accel V
                          Associates L.L.C. ("A5A"), the general partner of A5,
                          and a managing member of Accel Internet/Strategic
                          Technology Fund Associates L.L.C. ("AISTFA"), the
  NUMBER OF               general partner of AISTF, and may be deemed to have
                          shared voting power with respect to such shares.
   SHARES
                   -----------------------------------------------------------
BENEFICIALLY         7.   SOLE DISPOSITIVE POWER

    EACH
                          0 shares.
 REPORTING         -----------------------------------------------------------

   PERSON            8.   SHARED DISPOSITIVE POWER

    WITH 2,733,694 shares, of which 2,619,379 are shares directly owned by A4, 105,803 are shares directly owned by AI94, 7,510 are shares directly owned by A5 and 1,002 are shares directly owned by AISTF. Hill is a general partner of A4A, the general partner of A4, a general partner of AI94, a managing member of A5A, the general partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared dispositive power with respect to such shares.
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,733,694
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.5%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
------------------------------------------------------------------------------
                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                             -------------------------
  CUSIP NO. 62473C10 1                13 G              Page 19 of 31 Pages
------------------------                             -------------------------


------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS


      Paul H. Klingenstein ("Klingenstein")
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION


      U.S. Citizen
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER


                          0 shares.
                   -----------------------------------------------------------
                     6.   SHARED VOTING POWER

                          2,725,182 shares, of which 2,619,379 are shares
  NUMBER OF               directly owned by Accel IV L.P. ("A4") and 105,803 are
                          shares directly owned by Accel Investors '94 L.P.
   SHARES                 ("AI94"). Klingenstein is a general partner of Accel
                         IV Associates L.P. ("A4A"), the general partner of A4,
BENEFICIALLY              and a general partner of AI94 and may be deemed to
                          have shared voting power with respect to such shares.
  OWNED BY
                   -----------------------------------------------------------
    EACH             7.   SOLE DISPOSITIVE POWER

 REPORTING                0 shares.
                   -----------------------------------------------------------
   PERSON            8.   SHARED DISPOSITIVE POWER

    WITH 2,725,182 shares, of which 2,619,379 are shares directly owned by A4 and 105,803 are shares directly owned by AI94. Klingenstein is a general partner of A4A, the general partner of A4, and a general partner of AI94 and may be deemed to have shared dispositive power with respect to such shares.

------------------------------------------------------------------------------
 9.   AGGREGATE BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,725,182
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]

------------------------------------------------------------------------------
11.   PERCENT             RESENTED BY AMOUNT IN ROW 9

      9.4%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
------------------------------------------------------------------------------
                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                -----------------------
  CUSIP NO. 62473C10 1                 13G               Page 20 of 31 Pages
-----------------------                                -----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Arthur C. Patterson ("Patterson")
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
                          62,909 shares, all of which are directly owned by
                          Ellmore C. Patterson Partners L.P. ("ECPP").
                          Patterson is the general partner of ECPP and may be
                          deemed to have sole voting power with respect to
                          such shares.
                   -----------------------------------------------------------
                          SHARED VOTING POWER
                     6.
                          2,846,719 shares, of which 2,619,379 are shares
                          directly owned by Accel IV L.P. ("A4"), 54,332 are
                          shares directly owned by Accel Keiretsu L.P. ("AK"),
                          54,437 are shares directy owned by Accel Investors
                          '99(C) L.P. ("AI99C"), 105,803 are shares directly
                          owned by Accel Investors '94 L.P. ("AI94"), 7,510
                          are shares directly owned by Accel V L.P. ("A5"),
                          1,002 are shares directly owned by Accel
                          Internet/Strategic Technology Fund L.P. ("AISTF")
                          an 4,256 are shares directly owned by Accel
                          Investors '96(B) L.P. ("AI96B"). Patterson is a
     NUMBER OF            general partner of Accel IV Associates L.P. ("A4A"),
                          the general partner of A4, an officer of Accel
      SHARES              Partners & Co., Inc. ("AP&C"), the general partner
                          of AK, a general partner of AI99C, a general partner
   BENEFICIALLY           of AI94, a managing member of Accel V Associates
                          L.L.C. ("A5A"), the general partner of A5, a
     OWNED BY             managing member of Accel Internet/Strategic
                          Technology Fund Associates L.L.C. ("AISTFA"), the
       EACH               general partner of AISTF, and a general partner of
                          AI96B, and may be deemed to have shared voting power
    REPORTING             with respect to such shares.
                   -----------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER
                     7.
       WITH               62,909 shares, all of which are directly owned by
                          ECPP. Patterson is the general partner of ECPP and
                          may be deemed to have sole dispositive power with
                          respect to such shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          2,846,719 shares, of which 2,619,379 are shares
                          directly owned by A4, 54,332 are shares directly
                          owned by AK, 54,437 are shares directly owned by
                          AI99C, 105,803 are shares directly owned by AI94,
                          7,510 are shares directly owned by A5, 1,002 are
                          shares directly owned by AISTF and 4,256 are shares
                          directly owned by AI96B. Patterson is a general
                          partner of A4A, the general partner of A4, an
                          officer of AP&C, the general partner of AK, a
                          general partner of AI99C, a general partner of AI94,
                          a managing member of A5A, the general partner of A5,
                          a managing member of AISTFA, the general partner of
                          AISTF, and a general partner of AI96B, and may be
                          deemed to have shared dispositive power with respect
                          to such shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,909,628
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      10.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

                   *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                -----------------------
  CUSIP NO. 62473C10 1                 13G               Page 21 of 31 Pages
-----------------------                                -----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      G. Carter Sednaoui ("Sednaoui")
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
                          0 shares
                   -----------------------------------------------------------
                          SHARED VOTING POWER
                     6.
                          2,846,719 shares, of which 2,619,379 are shares
                          directly owned by Accel IV L.P. ("A4"), 54,332 are
                          shares directly owned by Accel Keiretsu L.P. ("AK"),
                          54,437 are shares directly owned by Accel Investors
                          `99(C) L.P. ("AI99C"), 105,803 are shares directly
                          owned by Accel Investors '94 L.P. ("AI94"), 7,510
                          are shares directly owned by Accel V L.P. ("A5"),
                          1,002 are shares directly owned by Accel
                          Internet/Strategic Technology Fund L.P. ("AISTF")
     NUMBER OF            and 4,256 are shares directly owned by Accel
                          Investors `96(B) L.P. ("AI96B"). Sednaoui is a
      SHARES              general partner of Accel IV Associates L.P. ("A4A"),
                          the general partner of A4, an officer of Accel
   BENEFICIALLY           Partners & Co., Inc. ("AP&C"), the general partner
                          of AK, a general partner of AI99C, a general partner
     OWNED BY             of AI94, a managing member of Accel V Associates
                          L.L.C. ("A5A"), the general partner of A5, a
       EACH               managing member of Accel Internet/Strategic
                          Technology Fund Associates L.L.C. ("AISTFA"), the
    REPORTING             general partner of AISTF and a general partner of
                          AI96B and may be deemed to have shared voting power
      PERSON              with respect to such shares.
                   -----------------------------------------------------------
       WITH               SOLE DISPOSITIVE POWER
                     7.
                          0 shares
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          2,846,719 shares, of which 2,619,379 are shares
                          directly owned by A4, 54,332 are shares directly
                          owned by AK, 54,437 are shares directly owned by
                          AI99C, 105,803 are shares directly owned by AI94,
                          7,510 are shares directly owned by A5, 1,002 are
                          shares directly owned by AISTF and 4,256 are shares
                          directly owned by AI96B. Sednaoui is a general
                          partner of A4A, the general partner of A4, an
                          officer of AP&C, the general partner of AK, a
                          general partner of AI99C, a general partner of AI94,
                          a managing member of A5A, the general partner of A5,
                          a managing member of AISTFA, the general partner of
                          AISTF and a general partner of AI96B and may be
                          deemed to have shared dispositive power with respect
                          to such shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,846,719
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      9.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

                   *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                -----------------------
  CUSIP NO. 62473C101                 13G                Page 22 of 31 Pages
-----------------------                                -----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      James R. Swartz ("Swartz")
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            0 shares
                   -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     6.
   BENEFICIALLY           2,792,282 shares, of which 2,619,379 are shares
                          directly owned by Accel IV L.P. ("A4"), 54,332 are
     OWNED BY             shares directly owned by Accel Keiretsu L.P. ("AK"),
                          105,803 are shares directly owned by Accel Investors
       EACH               '94 L.P. ("AI94"), 7,510 are shares directly owned by
                          Accel V L.P. ("A5"), 1,002 are shares directly owned
    REPORTING             by Accel Internet/Strategic Technology Fund L.P.
                          ("AISTF") and 4,256 are shares directly owned by Accel
      PERSON              Investors `96(B) L.P. ("AI96B"). Swartz is a general
                          partner of Accel IV Associates L.P. ("A4A"), the
       WITH               general partner of A4, an officer of Accel Partners &
                          Co., Inc. ("AP&C"), the general partner of AK, a
                          general partner of AI94, a managing member of Accel V
                          Associates L.L.C. ("A5A"), the general partner of A5,
                          a managing member of Accel Internet/Strategic
                          Technology Fund Associates L.L.C. ("AISTFA"), the
                          general partner of AISTF, and a general partner of
                          AI96B, and may be deemed to have shared voting power
                          with respect to such shares.
                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7.
                          0 shares
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          2,792,282 shares, of which 2,619,279 are shares
                          directly owned by A4, 54,332 are shares directly owned
                          by AK, 105,803 are shares directly owned by AI94,
                          7,510 are shares directly owned by A5, 1,002 are
                          shares directly owned by AISTF and 4,256 are shares
                          directly owned by AI96B. Swartz is a general partner
                          of A4A, the general partner of A4, an officer of AP&C,
                          the general partner of AK, a general partner of AI94,
                          a managing member of A5A, the general partner of A5, a
                          managing member of AISTFA, the general partner of
                          AISTF, and a general partner of AI96B, and may be
                          deemed to have shared dispositive power with respect
                          to such shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,792,282
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      9.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

                   *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                -----------------------
  CUSIP NO. 62473C101                 13G                Page 23 of 31 Pages
-----------------------                                -----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      J. Peter Wagner ("Wagner")
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            0 shares
                   -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     6.
   BENEFICIALLY           67,205 shares, of which 54,437 shares directly owned
                          by Accel Investors `99(C) L.P. ("AI99C"), 7,510 are
     OWNED BY             shares directly owned by Accel V L.P. ("A5"), 1,002
                          are shares directly owned by Accel
       EACH               Internet/Strategic Technology Fund L.P. ("AISTF")
                          and 4,256 are shares directly owned by Accel
    REPORTING             Investors `96(B) L.P. ("AI96B"). Wagner is a general
                          partner of AI99C, a managing member of Accel V
      PERSON              Associates L.L.C. ("A5A"), the general partner of
                          A5, a managing member of Accel Internet/Strategic
       WITH               Technology Fund Associates L.L.C. ("AISTFA"), the
                          general partner of AISTF and a general partner of
                          AI96B and may be deemed to have shared voting power
                          with respect to such shares.
                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7.
                          0 shares
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          67,205 shares, of which 54,437 are shares directly
                          owned by AI99C, 7,510 are shares directly owned by
                          A5, 1,002 are shares directly owned by AISTF and
                          4,256 are shares directly owned by AI96B. Wagner is
                          a general partner of AI99C, a managing member of
                          A5A, the general partner of A5, a managing member of
                          AISTFA, the general partner of AISTF and a general
                          partner of AI96B and may be deemed to have shared
                          dispositive power with respect to such shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      67,205
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      0.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

                   *  SEE INSTRUCTIONS BEFORE FILLING OUT

ITEM 1(a).      NAME OF ISSUER:
                ---------------

                HearMe, Inc.

ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                ------------------------------------------------

                665 Clyde Avenue
                Mountain View, CA  94043

ITEM 2(a).      NAME OF PERSONS FILING:
                -----------------------

                This Statement is filed by Accel IV L.P., a Delaware limited partnership ("A4"), Accel IV Associates L.P., a Delaware limited partnership and the general partner of A4 ("A4A"), Accel Keiretsu L.P., a Delaware limited partnership ("AK"), Accel Partners & Co. Inc., a Delaware corporation and the general partner of AK ("AP&C"), Accel Investors '94 L.P., a Delaware limited partnership ("AI94"), Accel Investors `96(B) L.P., a Delaware limited partnership ("AI96B"), Accel Investors '99 (C) L.P.("AI99C"), Accel V L.P., a Delaware limited partnership ("A5"), Accel V Associates L.L.C., a Delaware limited liability company and the general partner of A5 ("A5A"), Accel Internet/Strategic Technology Fund L.P., a Delaware limited partnership ("AISTF"), Accel Internet/Strategic Technology Fund Associates L.L.C., a Delaware limited liability company and the general partner of AISTF ("AISTFA"), Ellmore C. Patterson Partners ("ECPP"), a Delaware limited partnership , ACP Family Partnership L.P. ("ACPFP"), a California limited partnership and a managing member of A5A and AISTFA, the Swartz Family Partnership L.P. ("SFP"), a Delaware limited partnership and a general partner of A4A and AI96B, and a managing member of A5A and AISTFA, James W. Breyer ("Breyer"), a general partner of A4A, AI94, AI96B, AI99C, a managing member of A5A and AISTFA and an officer of AP&C, Luke B. Evnin ("Evnin"), a general partner of A4A and AI94, a managing member of A5A and AISTFA and a general partner of AI94, Eugene D. Hill, III ("Hill"), a general partner of A4A and AI94, and a managing member of A5A and AISTFA, Paul H. Klingenstein ("Klingenstein"), a general partner of A4A and a general partner of AI94, Arthur C. Patterson ("Patterson"), a general partner of A4A, AI94, ECPP, ACPFP, AI96B and AI99C, a managing member of A5A and AISTFA and an officer of AP&C, G. Carter Sednaoui ("Sednaoui"), a general partner of A4A, AI94, AI96B and AI99C, a managing member of A5A and AISTFA and an officer of AP&C, James R. Swartz ("Swartz"), a general partner of A4A, AI94, AI96B and SFP, a managing member of A5A and AISTFA and an officer of AP&C and J. Peter Wagner ("Wagner"), a managing member of A5A and AISTFA and a general partner of AI99C. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                A4A, the general partner of A4, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A4. AP&C, the general partner of AK, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK. SFP, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are partners of A4A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A4. Breyer, Patterson, Sednaoui and Swartz are officers of AP&C and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK. Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are general partners of AI94 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI94.

                A5A, the general partner of A5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A5. AISTFA, the general partner of AISTF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AISTF. ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of A5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A5. ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of AISTFA and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AISTF. SFP, Breyer, Patterson, Sednaoui and Swartz are general partners of AI96B and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI96B. Breyer, Wagner, Patterson and Sednaoui are general partners of AI99C and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI99C.


ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                -------------------------------------------------------------

                The address of the principal business office for each of the Reporting Persons is:

                Accel Partners
                428 University Avenue
                Palo Alto, CA  94301

ITEM 2(c)       CITIZENSHIP:
                ------------

                A4, AK, AI94, A4A, AI99C, ECPP, SFP, A5, AISTF, AI96B and AI99C are Delaware limited partnerships, ACPFP is a California limited partnership, A5A and AISTFA are Delaware limited liability companies, AP&C is a Delaware S Corporation and Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui, Swartz and Wagner are United States citizens.

ITEM 2(d).      TITLE OF CLASS OF SECURITIES:
                -----------------------------

                Common Stock

ITEM 2(e).      CUSIP NUMBER:
                -------------

                CUSIP # 62473C 10 1

ITEM 3.         Not Applicable
                --------------

ITEM 4.         OWNERSHIP:
                ----------

                The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                      (a)  Amount beneficially owned:
                           -------------------------

                           See Row 9 of cover page for each Reporting Person.

                      (b)  Percent of Class:
                           ----------------

                           See Row 11 of cover page for each Reporting Person.

                      (c)  Number of shares as to which such person has:
                           --------------------------------------------

                                 (i)    Sole power to vote or to direct the
                                        -----------------------------------
                                        vote:
                                        ----

                                        See Row 5 of cover page for each
                                        Reporting Person.

                                 (ii)   Shared power to vote or to direct
                                        ---------------------------------
                                        the vote:
                                        --------

                                        See Row 6 of cover page for each
                                        Reporting Person.

                                 (iii)  Sole power to dispose or to direct the
                                        --------------------------------------
                                        disposition of:
                                        --------------

                                        See Row 7 of cover page for each
                                        Reporting Person.

                                 (iv)   Shared power to dispose or to direct
                                        ------------------------------------
                                        the disposition of:
                                        ------------------

                                        See Row 8 of cover page for each
                                        Reporting Person.

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                ---------------------------------------------

                If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [ ].

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
                ---------------------------------------------------------------

                Under certain circumstances set forth in the partnership agreements of A4, AK, AI94, A4A, AI99C, ECPP, SFP, A5, AISTF, AI96B and AI99C, the limited liability company agreements of A5A, AISTFA and AK5A and the operating agreement of AP&C, the general partners, limited partners, members or shareholders, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner, member or shareholder.

ITEM 7.         IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                ---------------------------------------------------------
                ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                -------------------------------------------------------------
                COMPANY:
                -------

                Not applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                ---------------------------------------------------------

                Not applicable

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP:
                ------------------------------

                Not applicable

ITEM 10.        CERTIFICATION:
                -------------

                Not applicable

                                   SIGNATURE
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001

Entities:

Accel IV L.P.
Accel Keiretsu L.P.
Accel Partners & Co. Inc.
Accel Investors '94 L.P.
Accel IV Associates L.P.
Swartz Family Partnership L.P.
ACP Family Partnership L.P.                                                 By: /s/ G. Carter Sednaoui
Ellmore C. Patterson Partners                                                  --------------------------------------------------
Accel V L.P.                                                                    G. Carter Sednaoui, Attorney-in-fact
Accel Internet/Strategic Technology Fund L.P.                                   for above-listed entities
Accel Investors '96(B) L.P.
Accel Investors '99(C) L.P.
Accel V Associates L.L.C.
Accel Internet/Strategic Technology Fund Associates L.L.C.

Individuals:

James W. Breyer
Luke B. Evnin
Eugene D. Hill, III
Paul H. Klingenstein
Arthur C. Patterson
G. Carter Sednaoui
James R. Swartz
J. Peter Wagner
                                                                            By: /s/  G. Carter Sednaoui
                                                                               --------------------------------------------------
                                                                                G. Carter Sednaoui, Individually and as
                                                                                Attorney-in-fact for above-listed individuals

                                 EXHIBIT INDEX
                                 -------------

                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                    30

Exhibit B:  Reference to G. Carter Sednaoui as Attorney-in-Fact          31